EXHIBIT 95.1
Mine Safety Disclosure
The following disclosures are provided pursuant to Securities and Exchange Commission (SEC) regulations, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate coal mines regulated under the Federal Mine Safety and Health Act of 1977 (the Mine Act).
Mine Safety Information.  Whenever the Mine Safety and Health Administration (MSHA) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a violation which describes the associated condition or practice and designates a timeframe within which the operator must abate the violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until hazards are corrected. Whenever MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the violation that the operator is ordered to pay. Citations and orders can be contested and appealed and, as part of that process, are often reduced in severity and amount, and are sometimes vacated. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the company and mine.
The table that follows reflects citations and orders issued to us by MSHA during the quarter ended September 30, 2018. The table includes only those mines that were issued orders or citations during the period presented and, commensurate with SEC regulations, does not reflect orders or citations issued to independent contractors working at our mines. Due to timing and other factors, our data may not agree with the mine data retrieval system maintained by MSHA. The proposed assessments for the quarter ended September 30, 2018 were taken from the MSHA system as of October 29, 2018.

Westmoreland Resources Partners, LP
10-Q Safety Statistics
Quarter Ended September 30, 2018

								Received	Received
							Total	Notice of	Notice of	Legal
			Section			Total Dollar	Number	Pattern of	Potential	Actions	Legal	Legal
Mine or			104(d)			Value of	of	Violations	to Have	Pending	Actions	Actions
Operating	Section	Section	Citations	Section	Section	MSHA	Mining	Under	Pattern	as of	Initiated	Resolved
Name/MSHA	104 S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Under	Last Day	During	During
Identification	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	(yes/no)	(yes/no)	of Period	Period	Period
Number	(#)(1)	(#)(2)	(#)(3)	(#)(4)	(#)(5)	($)(6)	(#)(7)	(8)	(8)	(#)(9)	(#)(9)	(#)(9)
Kemmerer Mine
48-00086	—	—	—	—	—	$1,679	—	No	No	1	—	2
Oxford Mine
33-03907	—	—	—	—	—	$516	—	No	No	—	—	—

(1)
Mine Act Section 104(a) citations are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal mine safety or health hazard.

(2)	Mine Act Section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation.

(3)	Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure to comply with mandatory health or safety standards.

(4)	Total number of flagrant violations issued under Section 110(b)(2) of the Mine Act.

(5)
Mine Act Section 107(a) orders are for alleged conditions or practices that could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)	Total dollar value of MSHA assessments proposed during the quarter ended September 30, 2018.

(7)	Total number of mining-related fatalities during the quarter ended September 30, 2018.

(8)
Mine Act Section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of a coal mine health or safety hazard, or the potential to have such a pattern.

(9)
Any pending legal action before the Federal Mine Safety and Health Review Commission (the “Commission”) involving a coal mine owned and operated by us.  The number of legal actions pending as of September 30, 2018 that fall into each of the following categories is as follows:

(a)  Contests of citations and orders:  0
(b)  Contests of proposed penalties:  0
(c)  Complaints for compensation: 0
(d)  Complaints of discharge, discrimination or interference: 0
(e)  Applications for temporary relief: 0
(f)  Appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission: 0

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